EXHIBIT 12




                       INGERSOLL-RAND COMPANY
          COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                    (Dollar amounts in millions)

            For the nine months ended September 30, 1997




Fixed charges:
  Interest expenses                                 $85.0
  Amortization of debt discount and expense            .8
  Rentals (one-third of rentals)                     18.4
  Capitalized interest                                2.3
Total fixed charges                                $106.5

Net earnings                                       $286.5
Add:   Minority income/(losses) of majority-
           owned subsidiaries                        15.2
       Taxes on income                              181.6
       Fixed charges                                106.5
Less:  Capitalized interest                           2.3
       Undistributed earnings/(losses) from
           less than 50% owned affiliates            21.2
Earnings available for fixed charges               $566.3

Ratio of earnings to fixed charges                   5.32

Undistributed earnings/(losses) from less
  than 50% owned affiliates:
  Equity in earnings (losses)                       $24.4
    Less: Dividends paid                              3.2

Undistributed earnings/(losses) from
  less-than 50% owned affiliates                    $21.2